NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 6, 2013, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 18, 2013 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between BlackRock High Yield Trust (The) and BlackRock Corporate High Yield Fund VI, Inc. became effective before the opening on November 18, 2013. Each share of Common Shares of Beneficial Interest of BlackRock High Yield Trust (The) was exchanged for 0.58941105 of a share of Common Stock of BlackRock Corporate High Yield Find VI, Inc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 18, 2013.